UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 22, 2020

AMERICAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55456 (Commission File Number)	46-3914127 (I.R.S. Employer Identification No.)

12115 Visionary Way, Suite 174, Fishers Indiana, 46038
 (Address of principal executive offices)

(317) 855-9926
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 22, 2020 American Resources Corporation (or the “Company”) entered into an unsecured loan in the amount of $2.7 million made to the Company under the Paycheck Protection Program (the “Loan”). The Paycheck Protection Program (or “PPP”) established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration. The Loan to the Company is being made through Merchants Bank of Indiana, (the “Lender”).

The Loan is evidenced by a promissory note (the “PPP Note”) dated April 22, 2020 and matures April 22, 2022. The Loan bears an interest rate of 1.00% per annum. Principal and interest are payable monthly beginning seven months from the date of the Loan and may be prepaid by the Company at any time prior to maturity with no prepayment penalties.

Under the term of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the Loan. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any covered payments of mortgage interest, rent, and utilities. In the event the Loan, or any portion thereof, is forgiven pursuant to the PPP, the amount forgiven is applied to outstanding principal. The Company intends to use proceeds of the Loan to maintain payroll and make lease, rent and utility payments.

The foregoing description of the Loan does not purport to be complete and is qualified in its entirety by reference to the PPP Note, which is attached as Exhibit 10.1 to this report and incorporated by reference herein.

Item 9.01.1. Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are attached hereto and filed herewith.

ExhibitNo.	Description
10.1	Promissory Note dated April 22, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: April 24, 2020	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer